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                                                                    EXHIBIT 4.25

                                AGENCY AGREEMENT


THIS AGREEMENT is made as of the 23rd day of July, 2001


B E T W E E N:

                  HYDROGENICS CORPORATION, a company organized and existing under the laws of Canada (the "Principal")


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                  HANKOOK BEP CO. LTD., a company organized and existing under the laws of Korea (contracting on its own behalf and on behalf of those companies worldwide whose voting shares it owns a controlling interest, collectively referred to as the "Agent").


RECITALS:

A. Principal is engaged in the manufacture of fuel cell test stations and related devices;

B. Agent is in the business of representation of manufacturers and has the resources to effectively market and sell the goods of Principal, including the required technical knowledge of selling, distributing and advertising processes and techniques, including knowledge of the local laws, customs, market conditions, exchange control and international finance;

C. Agent wishes to become agent of the Principal within the Territory specified herein;

D. The parties are desirous of formalizing their relationship under the terms of this Agreement.

THEREFORE the parties agree as follows:

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                                    ARTICLE 1
                                 INTERPRETATION

1.1      DEFINITIONS

Wherever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

         (a) "AGREEMENT" means this agreement entitled "Agency Agreement" and all instruments supplemental hereto or in amendment or confirmation hereof;

         (b) "FEE" means collectively, the Sales Commission and the Services Commission;

         (c)      "FORCE MAJEURE" has the meaning given to such term in Section
                  9.4 of this Agreement;

         (d)      "NET INVOICE VALUE" has the meaning given to such term in
                  Section 2.5 of this Agreement;

         (e) "NOTICE" has the meaning given to such term in Section 9.11 of this Agreement;

         (f) "PRODUCTS" means and is restricted to fuel cell test stations that are manufactured and supplied by Principal, including service and maintenance contracts and all related devices. For greater certainty the term "Products" shall not include fuel cell power generators and other non-testing products manufactured by Principal. Principal reserves the right to add a product to this Agreement, to discontinue a product, and to modify or amend the standards and specifications of such product and its packaging during the Term of this Agreement on Notice to Agent. In such event, product added to, modified or amended shall be considered to be Product and discontinued product shall not be considered to be Product for the purposes of this Agreement;

         (g) "PRINCIPAL TRADE-MARKS" means the trade-names, trade-marks and other commercial symbols of Principal which may be used in connection with the sale


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                  or servicing of the Products, namely those trade-marks listed in Schedule "A" of this Agreement;

         (h) "SALES COMMISSION" has the meaning given to such term in Subsection 3.1 (a) of this Agreement;

         (i) "SERVICES AGREEMENT" has the meaning given to such term in Subsection 3.1 (b) of this Agreement;

         (j) "TERM" means and includes the initial and any renewal terms of this Agreement;

         (k)      "TERRITORY" shall mean the geographic area of Korea; and

         (l) "QUOTA" has the meaning given to such term in Section 2.5 of this Agreement.

1.2      GENDER AND NUMBER

In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.


1.3      ARTICLE AND SECTION HEADINGS

The insertion of headings and the division of this Agreement into articles and sections are for convenience of reference only and shall not affect the interpretation hereof.


1.4      ENTIRE AGREEMENT

This Agreement and any documents incorporated by reference herein constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions with respect to the subject matter hereof whether oral or written. Except as provided in such materials, there are no conditions, representations, warranties, undertakings, promises, inducements or agreements whether direct, indirect, collateral, express or implied made by Principal to Agent. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by Principal and Agent.



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1.5      APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, including when it is by its own term applicable, the United Nations Convention on Contracts for the International Sale of Goods.


1.6      SEVERABILITY

If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provision hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.


1.7      NON-WAIVER

The failure of Principal to exercise any right, power or option given hereunder or to insist upon the strict compliance with the terms and conditions hereof by Agent shall not constitute a waiver of the terms and conditions of this Agreement with respect to that or any other or subsequent breach thereof nor a waiver by Principal of its rights at any time thereafter to require strict compliance with all terms and conditions hereof including the terms or conditions with respect to which Agent has failed to exercise such right, power or option.


                                    ARTICLE 2
                                      GRANT

2.1      GRANT

 Subject to the terms and conditions of this Agreement, Principal grants to Agent the right to act as exclusive Agent of the Products within the Territory to solicit orders and inquiries and generally promote the sale of the Products in the Territory, and to use or display Principal Trade-marks in association therewith.



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2.2      ACCEPTANCE

Agent accepts its appointment as the exclusive Agent of the Products in the Territory upon the terms, provisions and conditions of this Agreement.


2.3      RESTRICTIONS

Agent shall not sell, distribute or advertise products which are similar to, which perform the same functions as or which compete with the Products during the Term of this Agreement without the prior written consent of Principal.


2.4      TERM

Unless terminated earlier pursuant to the termination provisions of this Agreement, this Agreement shall remain in force for a period of two (2) years from the date of execution.


2.5      PURCHASE REQUIREMENTS

Agent agrees to fulfill the minimum annual sales requirements (the "Quota") as set out below:


                  Year 1 - US$ 750,000


                  Year 2 - US$ 1,000,000


The Quota shall be calculated on the Net Invoice Value of all sales of Product in the Territory, excluding sales in the Territory effected pursuant to the exercise by the Principal of the rights described in Subsection 5.2(a) hereof. "Net Invoice Value" shall mean the amount charged to a customer in the Territory exclusive of packaging, transportation and delivery costs, special discounts, import duties and other taxes. In the event that the Agent fails to meet the Year I Quota, the Principal may revoke the exclusive nature of this Agreement and appoint other non-exclusive agents or distributors in the Territory. In the event that the Agent fails to meet the Year 2 Quota, the Principal may, in addition to its right to revoke the exclusive nature of this Agreement, terminate this Agreement.



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2.6      RENEWAL

This Agreement may be renewed by Agent for additional renewal terms of two (2) years each, provided that Agent shall have substantially complied with all of the provisions of this Agreement, Agent shall have given to Principal at least two (2) months' Notice prior to the expiry of the then current Term of its intention to renew this Agreement, and the parties shall have agreed in writing to the renewal Term annual Quotas.


                                    ARTICLE 3
                                  COMPENSATION

3.1      COMMISSION

         (a) As consideration for its services, the Agent shall receive, on orders placed by customers within the Territory, a sales commission (the "Sales Commission") of 12% calculated on the Net Invoice Value of all sales of the Products in the Territory.

         (b) As consideration for its after-sale services, the Agent shall receive, on orders placed by customers within the Territory, an additional 3% service commission or, in the event that a customer enters into an extended warranty (2 years or greater) an additional 8% service commission (each a "Service Commission"), in each case calculated on the Net Invoice Value of the Products in the Territory. For greater certainty, if a customer purchases a Product with a two year warranty, the Agent would receive a Sales Commission of 12 % and a Service Commission of 8%, each such commission calculated on the Net Invoice Value of the Product. Likewise, if a customer purchases a Product without an extended warranty, the Agent would receive a Sales Commission of 12% and a Service Commission of 3%, in each case calculated on the Net Invoice Value of the Product.


         (c) The Principal shall pay the Agent's Fee to the Agent by bank transfer, cheque or other acceptable means, which shall be effected in compliance with any exchange control regulations or other applicable laws of the Territory, within thirty days after receipt by the Principal of any payment from a customer upon which the Fee


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                  is to be calculated. Payment will be made to the Agent at the address stated in this agreement as the Agent's principal place of business, which the Agent represents in the country from which it regularly and normally conducts its business.


         (d) On orders under which a customer is required to make payments over time to the Principal, the Principal shall pay the Fee based upon such time payments, as and when such time payments are received.


         (e) The Fee shall not be due and payable on any sale of Products for which full payment has not been received by the Principal.


         (f) No commissions will be paid on the value of technical, construction, installation or like services, nor on the value of insurance, bonds, interest, ocean freight or other charges which may be included in the Principal's invoice to a customer.

         (g) It is understood that if an order should be rescinded, revoked or repudiated by a customer for reasons beyond the Principal's control or by the Principal for breach of contract or by either party for force majeure causes, or it becomes invalid or inoperative due to any governmental regulation, the Agent shall not be entitled to a commission with respect to such order, except pro rata to the extent of any amounts the Principal may have received and retained as payment for Products delivered to a customer.

         (h) It is further understood that no compensation, by way of commission or otherwise shall be due the Agent in connection with an order on which a commission would otherwise be payable, if as to such an order:


                  (i) any applicable governmental law, rule or regulation prohibits or makes improper the payment of any commission, fee, or other payment to an Agent;


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                  (ii)     any customer makes it a condition that no commission,
                           fee or payment be made to an Agent; or

                  (iii) any action has been taken by the Agent in violation of its commitments set forth in Section 5.5 hereof.


3.2      EXPENSES


The Agent shall be solely responsible for all its expenses in its performance of this Agreement, except as may otherwise be agreed with the Principal, in writing.

3.3      ACCOUNTS AND RECORDS

         (a) The Agent and Principal shall maintain adequate and separate accounts and other records relating to the agency, which shall remain at all times the property of the Principal.

         (b) Upon request of either party, an annual audit of the accounts shall be carried out by an independent accountant to be agreed upon and jointly funded by the parties. The findings of the audit shall be accepted by both parties as representing the accrued rights and liabilities of each.

         (c) Each party shall be entitled to access to the accounts and records of the other as relate to the agency, upon reasonable notice. No later than two years after termination of this Agreement, the Agent shall deliver to the Principal, or destroy if requested, all such records and retain no copies.

                                    ARTICLE 4
                                 ORDERS/WARRANTY

4.1      ORDERS

         (a) Orders solicited or procured by the Agent shall be subject to prices and terms and conditions of sale as established from time to time by the Principal.


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         (b)      All orders procured by the Agent shall not be valid until
                  acknowledged and accepted in writing by the Principal.

         (c) Upon receipt of an order, the Principal shall accept or reject the order at its sole option. When an order is accepted, a copy of the acceptance shall be forwarded to the Agent.

4.2      WARRANTY

Principal makes no claims, statements, warranties, assurances, guarantees or representations whatsoever, whether express, implied, statutory, collateral or otherwise concerning the Products other than that they shall meet Principal's specifications, tolerances and quality standards as they may be in effect from time to time. Any recommendation made by Principal concerning uses or applications of Products are believed reliable but Principal makes no warranty, assurance, guarantee or representation in respect thereof. Agent shall make no warranties or guarantees with respect to the Products except as may be authorized by Principal in writing. Agent agrees to comply at all times with all applicable consumer product warranty legislation and take all actions that Principal may from time to time request for the purpose of compliance with such legislation.


4.3      LIMITATION ON LIABILITY

Principal's sole liability, and Agent's sole remedy and entitlement against Principal, in respect of any of the Products shall be limited to an amount which shall not exceed the purchase price of the particular Product with respect to which a claim is made. In no event shall Principal be liable for any loss, injury or damage, whether direct, indirect, collateral, special or consequential, whether suffered by Agent, any party dealing with Agent or any third party, whether in connection with the Products, or resulting from the sale, use or application of the Products or otherwise, including without limitation, personal injury, loss of profits or other economic loss.


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                                    ARTICLE 5

                       OBLIGATIONS OF PRINCIPAL AND AGENT

5.1      PRINCIPAL'S OBLIGATIONS

During the Term of this Agreement, Principal shall provide Agent with such reasonable assistance as Principal shall deem reasonably necessary to assist Agent in effectively advertising and promoting the Products throughout the Territory. Without limiting the generality of the foregoing, Principal shall:


         (a) assist the Agent by furnishing the Agent with standard descriptive literature and standard information such as installation instructions, technical data and manuals as are necessary to promote the sale of the Products, and including trade advertisements and promotional literature, if requested by the Agent. The Agent shall be responsible for the expense of any translation, reproduction and printing necessary to make the information suitable for use in the Territory;

         (b) upon consultation with Agent, set prices for the Products in the Territory;

         (c)      advise the Agent of all changes in pricing of the Products;

         (d) advise the Agent of all improvements and changes regarding the Products, and assist the Agent in communicating such information to customers;

         (e) be responsible for the delivery and installation of the Products, including installation and upgrades of software, semi-annual visits to customers in the Territory and on-site support in the event of major mechanical breakdowns;

         (f) provide technical support and consulting services at the Principal's then current prices, when requested by the Agent, in the procurement and support of maintenance contracts for the Products in the Territory and in the performance of maintenance and warranty services for Products in the Territory;

         (g) reasonably assist the Agent in the operation of the agency, including following up all inquiries without delay, and keeping Agent informed of all matters likely to affect the sales of the Products;


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         (h)      provide Agent with the spare parts necessary for Agent to
                  fulfil its maintenance and warranty service obligations hereunder, in reasonable time periods through the Term of this Agreement and for one year following the termination of this Agreement or until the Principal appoints a new agent, whichever occurs first;

         (i) warrant the good quality of the Products in accordance with the warranties provided to its customers. The Principal shall be under no obligation to the Agent to manufacture, sell or supply, or to continue the manufacture, sale or supply of the Products, nor shall any warranty of any nature as to any of the Products run from the Principal to the Agent, except as specifically provided in this agreement, and the Principal shall be under no obligation to the Agent to continue, discontinue or change any model or type of any of the Products. The Agent shall not make any representation or warranty to customers which shall differ from or exceed in any way those made by the Principal in its published literature or in its terms and conditions of sale.

5.2      RESERVATIONS OF PRINCIPAL

         (a)      Principal reserves the right to:

                  (i) solicit orders from and sell Products directly for its own account to parties located in the Territory who have formal agreements with the Principal to develop fuel cell technology;

                  (ii) accept orders from customers outside the Territory to their subsidiaries in the Territory; and

                  (iii) enter into similar arrangements with agents and distributors in the Territory from time to time, solely in order to effect the sales described in this Subsection 5.2(a) hereof.

         (b) Upon the exercise by Principal of the rights described in Subsection 5.2(a) hereof, Principal agrees to pay Agent a commission of 5% on the Net Invoice Value of all such sales made by Principal in the Territory, provided that Agent assisted in effecting such sales.


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                                     - 12 -


5.3      AGENT'S OBLIGATIONS

         In order to maintain the high reputation and goodwill associated with Principal and the Products, Agent shall, except where otherwise agreed to in writing by Principal:

         (a) make every reasonable effort and use proper means to develop as far as practicable the market potential for trade in the Products in the Territory, including, but not limited to, the presentation, promotion and marketing of the Products;

         (b) use its best efforts to maintain good commercial relations with customers and potential customers of the Products in the Territory, and promote the interests of the Principal in the Territory;

         (c) promptly submit to the Principal all orders and inquiries received and shall accept orders only as subject to confirmation by the Principal and strictly in accordance with current price lists and conditions of sale;

         (d) provide and maintain facilities where it shall carry out the activities of the agency in the Territory and perform, with such due care and diligence of a reasonable agent, the activities of the agency through its own staff;

         (e) on request, report fully and promptly to the Principal on the sales activities of competitors to the Principal, and advise on sales and marketing strategies;

         (f) maintain communications throughout the Term of this Agreement with designated personnel of the Principal in order to facilitate the promotion and sale of the Products in the Territory;

         (g) send to the Principal not later than thirty days after the end of each calendar quarter a full report relating to the Agent's activities pursuant to this Agreement during that quarter. Such report shall include, but shall not be limited to, the information set out on Schedule "B";


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         (h)      except for certain service obligations of Principal described hereunder, be responsible for routine service and maintenance of the Products at customers' facilities in the Territory;

         (i) aid and support Principal during the installation of Products at customers' facilities in the Territory;

         (j) not enter into any agreement, contract or arrangement with any government or governmental representative or with any person, firm or corporation, or other enterprise imposing any legal obligation or liability of any kind whatsoever on the Principal, without obtaining the prior written consent of the Principal in each instance;

         (k) establish and maintain a competent sales staff to call upon prospective purchasers of Products in the Territory as is necessary for the performance of its obligations under this Agreement;

         (l) at no time engage in any activities which may adversely affect the reputation and goodwill of the Principal or the Products. Without limiting the foregoing, Agent shall not engage in any illegal, deceptive, unfair or unethical trade practices with respect to the Products nor make any false, misleading or disparaging representations about Principal or the Product;

         (m) comply with all reasonable mandatory procedures and specifications (if any) from time to time prescribed by Principal relating to the sale and distribution of the Products;

         (n) comply with all laws, regulations, by-laws, orders, rulings and ordinances, including without limitation consumer protection and trade practices laws, and obtain all necessary permits and licences which may have application to the advertising, sale and distribution of the Products;

         (o) in consultation with Principal, design, develop and implement annual marketing plan in the Territory, which shall include the development and implementation of a web-site, the preparation of Korean-language brochures, catalogues, literature,


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                                     - 14 -


                  and advertisements, and the organization and attendance at trade shows, exhibitions and the like; and

         (p) ensure that any registration or notification required by the laws of the Territory shall have been carried out. Agent shall comply with all laws and regulations as may apply with the Territory, as applicable to this agreement and all transactions and activities contemplated or to be performed hereunder, and shall procure and maintain all approvals, licences, permissions and permits necessary to the performance of its business and conduct its business in a manner so as to not bring discredit upon the reputation of the Products or Principal. Agent shall keep Principal informed of any laws or regulations of the Territory which may affect the promotion, sales, services or maintenance of the Products in order that Principal will not breach any such laws or regulations through lack of awareness thereof.


5.4      PROHIBITIONS OF AGENT

         Agent shall not:

         (a) apply any attachments or accessories to the Products or modify or alter the Products without the prior written approval of Principal;

         (b) advertise the Products outside the Territory except where advertisements are included in international publications;

         (c) seek customers, establish any branch or maintain any office or depot in relation to the Products anywhere outside the Territory; and

         (d) during the Term of this Agreement, except with the prior written consent of Principal, sell, distribute or advertise, either directly or indirectly, any products in the Territory which are like or similar to, or which, either alone or in conjunction with some other product, perform or are designed to perform the same or similar function to, or which might otherwise compete or interfere with, the Products.


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5.5      REPRESENTATIONS OF AGENT

         The Agent represents and warrants that:

         (a) Any Fees paid to the Agent shall be for actual services rendered and no part of any fees and expenses paid to the Agent by the Principal will be paid to or accrue for the benefit of, directly or indirectly, anyone who is an official, agent or employee of, or in any manner connected with, any government or governmental entity in the Territory or any political subdivision thereof, or who is an officer, agent or employee of a political party or who is a candidate for political office, or who is a director, officer, employee or shareholder of any private customer or prospective customer, or when such payment or accrual would be illegal under the applicable laws of Canada or the Territory; and

         (b) Neither this Agreement, the relationship created by it, nor the performance of it is contrary to the current laws, rules or regulations of the Territory.



                                    ARTICLE 6

                       TRADEMARKS / INTELLECTUAL PROPERTY

6.1      USE OF PRINCIPAL TRADE-MARKS

Agent agrees and acknowledges that Principal is the exclusive owner of Principal Trade-marks and that the rights granted herein to Agent to use Principal Trade-marks apply only to their use in connection with the advertising, marketing and sale of the Products to Agent's current and potential customers within the Territory in accordance with this Agreement and not otherwise. Principal grants Agent the right to affix its name, address and telephone number to brochures, sales literature, graphics and data sheets concerning the Products provided that Agent must in all cases state that it is an authorized, independent Agent of the Products. Agent shall not:


         (a) directly or indirectly attempt to dilute the value of the goodwill attached to any of Principal Trade-marks, nor counsel, procure or assist anyone to do any of the foregoing; or


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                                     - 16 -


         (b) dispute or contest for any reason whatsoever, directly or indirectly, during or after the term of this Agreement, the validity, ownership or enforceability of any of Principal Trade-marks.

6.2      INFRINGEMENT

Agent agrees to notify Principal promptly of any attempt by any person other than Principal or a licensed Agent of Principal to use Principal Trade-marks or any variation or imitation thereof and to notify Principal immediately of any action involving Principal Trade-marks that is threatened or instituted by any person against Agent and to allow Principal to undertake the defence of any such action. Should any action involving Principal Trade-marks be threatened or instituted by any person against Agent, Principal agrees to defend Agent and to indemnify and hold it harmless from all fines, suits, proceedings, losses, claims, demands or actions of any nature or kind whatsoever directly or indirectly arising out of or associated or connected with the use of Principal Trade-marks and against any and all damages, costs, expenses and fees (including, without limitation, reasonable legal expenses) incurred by or on behalf of Agent in the investigation or defence of any and all such suits, proceedings, claims, demands or actions; provided, however, that Principal shall have full control of such action including the right to settle such suits, proceedings, claims, demands or actions on Agent's behalf. Principal shall have the sole right, but no obligation, to commence proceedings to restrain any unauthorized uses of Principal Trade-marks or any variations or imitations thereof and to receive the benefits of any such suits, proceedings, claims, demands or actions. Agent shall fully co-operate with Principal, at Principal's expense, in providing any support that Principal might reasonably request in respect of the defence or prosecution of any such suits, proceedings, claims, demands or actions.


6.3      INTELLECTUAL PROPERTY

Agent acknowledges that all intellectual property relating to the Products is owned by or licensed to Principal. Agent agrees that it shall not violate or infringe such intellectual property rights nor shall it, nor any of its affiliates, attempt to reverse engineer the Products or manufacture, use, sell, distribute or advertise products which have been derived from the reverse engineering of the Products during or after the Term of the Agreement.



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                                    ARTICLE 7

                                   TERMINATION

7.1      TERMINATION

         (a) Either party may terminate this Agreement without notice or other act if,


                  (i) either party is in default in any material respect in the performance of any of its obligations under this Agreement or otherwise commits any material breach of this Agreement, and such default continues after fifteen days' Notice from the non-defaulting party to the defaulting party stating the particulars of such default;

                  (ii) a defaulting party has received from the non-defaulting party during any consecutive twelve
                           (12) month period two (2) or more Notices relating to a default under this Agreement (whether such Notices relate to the same or different types of default and whether or not such defaults have been remedied by defaulting party).

                  (iii) bankruptcy or insolvency proceedings are instituted by or against the other party, or the other party is adjudicated a bankrupt, becomes insolvent, makes an assignment for the benefit of creditors or proposes or makes any arrangements for the liquidation of its debts or a receiver or receiver and manager is appointed with respect to all or any part of the assets of the other party;

                  (iv) the parties are unable to agree on an annual Quota and the parties are unable to agree after thirty days' written notice from the Principal to the Agent stating the need to agree on an annual Quota;

                  (v) any sovereign entities or political subdivisions in the Territory enact legislation relating to the relationship created by this Agreement which grants rights to the Agent which are not granted by this Agreement. (This


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                                     - 18 -


                           Agreement shall terminate automatically one day prior to the date such legislation becomes effective);

                  (vi) the Agent directly or indirectly offers, pays, promises, gives or authorizes payment of any money or anything of value to any government or public official for the purpose of influencing any official act or decision of such official in the course of carrying out this Agreement; or

                  (vii) there is any frustration of this Agreement by an occurrence of force majeure of a lasting nature.


         (b) The Principal may terminate this Agreement without notice or other act if,


                  (i) the whole or substantially the whole of the assets of the Agent are sold or conveyed;

                  (ii) the Agent assigns or purports to assign this Agreement without the prior written consent of the Principal;

                  (iii) the Agent attempts to change the control and/or management of the Agent's organization, which change shall be unacceptable to the Principal, in the Principal's sole discretion;

                  (iv) the Agent ceases through no fault of the Principal to make the Products available to customers or prospective customers for more than sixty consecutive days;

                  (v) the Agent states in writing that it intends to cease marketing the Products.


         (c) This Agreement may be terminated by either party without cause upon 365 days' Notice from one party to the other.

         (d) Upon termination of this Agreement for any reason, the following provisions shall apply:

                  (i) all rights granted to the Agent under or pursuant to this Agreement shall cease, and where appropriate revert to the Principal;

                  (ii) the Agent shall immediately cease acting on behalf of the Principal and shall cease its activities concerning the Products; the Agent shall also promptly return all sales literature, sales brochures, samples and other materials or facilities furnished by the Principal for the use of the Agent under this Agreement;

                  (iii) immediately cease to use, directly or indirectly, in advertising or in any other manner whatsoever the Principal Trade-marks and remove such trade-marks from or deliver up to Principal or its duly authorized representatives all materials including signs and advertising materials in its possession, custody or control upon which the Principal Trade-marks appear (except for documents not for public display or reasonably required for archival purposes); and

                  (iv) the provisions of this Agreement which are expressed to survive this agreement or to apply notwithstanding termination of this Agreement shall be observed by the Agent.


         (e) Anything in this Agreement to the contrary notwithstanding, termination of the Agent's appointment as an Agent for the Products shall in no way affect any outstanding obligations for any payments due and owing from the Principal to the Agent (whether then due or to become due to the Agent under this Agreement or otherwise) or any other obligation of the parties pursuant to this Agreement or otherwise, all of which obligations, if any, existing at the time of any such termination, the parties agree to fulfil and perform.


         (f) Upon termination of this Agreement, neither party shall be liable to the other party, either for Fees, expenses, other compensation or damages of any kind or character whatsoever, whether on account of the loss by the Principal or the Agent of present or prospective profits or fees on sales or anticipated sales, or expenditures, investments or commitments made in connection therewith, or in connection with the establishment, development or maintenance of the business of any party, or on account of any other cause or thing whatsoever, provided, however, that such termination shall not prejudice or otherwise affect the rights or liabilities of any party with respect to:

                  (i) all Agent orders accepted by Principal prior to and subsequent to the termination or expiration of this Agreement, except that any such rights of the Agent to its Fee for Products sold shall apply only to sums received by the Principal for a period of twelve months after the date of any termination. For greater certainty, Agent orders that are not accepted by Principal prior to or subsequent to the termination or expiration of this Agreement shall be deemed cancelled and Principal shall have no liability to Agent or to any other party by virtue of the termination or expiration of the Agreement including, but not limited to, any claim for loss of profits or prospective profits from anticipated sales of the Products, or

                  (ii) any indebtedness owing by either party to the other party at the time of termination.

7.2      OTHER RELIEF

Any termination under Article 7 hereof shall be without prejudice to any other rights (including any right of indemnity), remedy or relief vested in or to which either party may otherwise be entitled against the other. Any refusal to renew this Agreement shall not give rise to any liability for indemnity or other compensation to Agent and Agent expressly waives any right to indemnity or compensation if Principal terminates this Agreement as provided herein or exercises its right not to renew this Agreement. The foregoing remedy shall not exclude any other remedies which either party may have at law or in equity by reason of default, breach or nonobservance by the other party of any provision hereof.

7.3      PERIODS OF NOTICE

Each party acknowledges that the periods of notice (if any) provided for termination of this Agreement are adequate under the circumstances to permit each party to take all actions required to adjust its business operations in anticipation of the termination of this Agreement.


                                    ARTICLE 8
                        RELATIONSHIP AND INDEMNIFICATION

8.1      INDEPENDENT PARTIES

         (a) The relationship between the Principal and Agent is intended to be and shall be that of Principal and independent contractor. The parties acknowledge and agree that the Agent is not an employee, partner or joint venturer of the Principal. The Agent shall not act or attempt to act, or represent itself, directly or by implication, as an employee, partner or joint venturer of the Principal. The Agent shall in the course of all transactions and in all correspondence and other documents emphasize its role as selling agent on behalf of the Principal. Neither party shall be bound in any manner whatsoever by any agreements, warranties or representations made by the other party to any other person nor with respect to any other action of the other party.

         (b) The relationship created by this Agreement does not constitute the granting of a franchise to the Agent by the Principal and no federal or provincial franchise statute, law, regulation or rule is intended to or has been applied by the parties, nor shall any such franchise, statute, law, regulation or rule be deemed or construed to apply to the formation, operation, administration or termination of this Agreement.

8.2      NON-LIABILITY

Principal shall not be obligated or liable for any injury or death of any person or damage to any property caused by or relating to Agent's actions, failure to act, negligence or wilful conduct, nor for any liability of Agent and Agent undertakes to hold appropriate and adequate insurance to cover its liability.

8.3      AGENT INDEMNITY

Agent hereby indemnifies and undertakes to defend Principal and its shareholders, directors, officers and employees and hold them harmless from all fines, suits, proceedings, losses, claims, demands or actions of any nature or kind whatsoever, directly or indirectly, arising out of or in any manner whatsoever associated or connected with Agent's performance, purported performance or non-performance of its rights and obligations under this Agreement and against any and all damages, costs, expenses and fees (including without limitation reasonable legal expenses) incurred by or on behalf of any of the foregoing in the investigation or defence of any and all such suits, proceedings, claims, demands or actions.


                                    ARTICLE 9

                                     GENERAL

9.1      CONFIDENTIALITY OF AGENT

Agent acknowledges that as a consequence of being a Agent of the Products, certain confidential information may be disclosed to it by Principal, including without limitation technical information and business information (collectively the "Principal Confidential Information"). Agent acknowledges that such Principal Confidential Information shall be and remain solely the property of Principal and agrees and covenants that during the term of this Agreement and at all times after its termination:


         (a) such Principal Confidential Information shall be kept confidential and secret; and

         (b) neither Agent nor any individuals associated with Agent in any capacity, whether as directors, officers, agents, employees or otherwise, shall use such Principal Confidential Information for any purpose or disclose such Principal Confidential Information to any third person, except to the extent such Principal Confidential Information must necessarily be used for the performance of this Agreement or is disclosed with the prior written consent of Principal.

9.2      CONFIDENTIALITY OF PRINCIPAL

Principal acknowledges that as a consequence of being a supplier of the Products to Agent, certain confidential information may be disclosed to it by Agent, including without limitation technical information and business information (collectively the "Agent Confidential Information"). Principal acknowledges that such Agent Confidential Information shall be and remain solely the property of Agent and agrees and covenants that during the Term of this Agreement and at all times after its termination:


         (a) such Agent Confidential Information shall be kept confidential and secret; and

         (b) neither Principal nor any individuals associated with Principal in any capacity, whether as directors, officers, agents, employees or otherwise, shall use such Agent Confidential Information for any purpose or disclose such Agent Confidential Information to any third person, except to the extent such Agent Confidential Information must necessarily be used for the performance of this Agreement or is disclosed with the prior written consent of Agent.

9.3      DISPUTE RESOLUTION

All disputes, controversy or claims arising out of or in connection with or in relation to the contract, including any question regarding its existence, validity or termination, shall be submitted to and be subject to the jurisdiction of the courts of the Province of Ontario (including the Supreme Court of Canada) which shall have exclusive jurisdiction in the event of any dispute under this agreement. The parties irrevocably submit to the jurisdiction of such courts to finally adjudicate or determine any suit, action or proceedings arising out of or in connection with this agreement. Alternatively, the parties may agree to submit the matter to arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

9.4      FORCE MAJEURE

Neither party shall be responsible to the other for non-performance or delay in performance (other than any payment of money) occasioned by any causes beyond its control including without limitation acts or omissions of the other party, acts of civil or military authority, strikes, lock-outs, embargoes, insurrections or Acts of God. If any such delay occurs, any applicable time period shall be automatically extended for a period equal to the time lost provided that the party affected makes reasonable efforts to promptly correct the reason for such delay and gives to the other party prompt Notice of any such delay. Such Notice shall include an estimate of the time that will be taken to correct the reason for such delay.


9.5      ASSIGNMENT

Neither this Agreement nor any of the rights or duties of Agent shall be assigned, transferred or conveyed by Agent, by operation of law or otherwise, nor shall this Agreement or any rights of Agent enure to the benefit of any trustee in bankruptcy, receiver, creditor, trustee or successor of Agent's business or of its property, whether by operation of law or otherwise, or to a purchaser of all of the shares of Agent or to a purchaser of the entire business or substantially all of the assets of Agent, without the prior written consent of Principal. Agent acknowledges that Principal may assign this Agreement to an affiliate or subsidiary.


9.6      SUCCESSORS AND ASSIGNS

This Agreement shall enure to the benefit of and be binding upon Agent and Principal and their respective successors and permitted assigns.


9.7      CONFORMITY WITH LOCAL LAWS


         (a) The rights and obligations of the parties under this Agreement shall be subject to all applicable laws, orders, regulations, directions, restrictions and limitations of the governments having jurisdiction of the parties. In the event, however, that any law, order, regulation, direction, restriction or limitation, expropriation, seizure or interpretation thereof shall in the judgment of either party substantially alter the relationship between the parties under this Agreement, or the advantages derived from such relationship, either party may request the other party to modify this Agreement, and if, within fifteen days subsequent to making such request, the parties are unable to agree upon a mutually satisfactory modification of this Agreement, then the adversely affected party may terminate this Agreement on fifteen days' notice given to the other party, not later than thirty days following the end of such thirty-day period.


         (b) Any provision or provisions of this Agreement which in any way contravene the law of any state or country in which this Agreement is effective, shall in such state or country, to the extent of such contravention of law, be deemed severable and shall not affect any other provision or provisions of this Agreement.


         (c) The parties shall each at its own expense in its own countries, take such steps as may be required to satisfy the laws and requirements of the respective countries with respect to declaring, recording, or otherwise rendering this Agreement valid.

9.8      LANGUAGE

         (a) Upon execution, this Agreement may be translated into the language of the Territory provided, however, that in the event of any diversion between the English version and any other version, the English version shall prevail.

         (b) When a comparison of the authentic text of a provision of the United Nations Convention on Contracts for the International Sale of Goods reveals a difference of meaning that cannot be reconciled by looking to the object and purpose of the Convention provision, the English language version shall prevail.

         (c) The rights and obligations of the parties under this Agreement shall be governed by the authentic English-language text of the United Nations Convention on Contracts for the International Sale of Goods to the exclusion of the other authentic language versions.

9.9      CURRENCY

Unless otherwise specifically provided in this Agreement, all references to dollar amounts or other money amount are expressed in terms of lawful money of the United States of America.

9.10     SURVIVAL

All obligations of Agent and Principal including obligations of indemnity which expressly or by their nature survive the termination or assignment of this Agreement shall continue in full force and effect subsequent to and notwithstanding such termination or assignment and until they are satisfied or by their nature expire.


9.11     NOTICE

All written notices, consents and approvals (herein referred to as a "Notice") permitted or required to be given hereunder shall be deemed to be sufficiently and duly given if written and delivered personally or if transmitted by facsimile transmission or other form of recorded communication tested prior to transmission, if to Principal addressed as follows:


                  HYDROGENICS CORPORATION
                  5985 McLaughlin Road
                  Mississauga, Ontario
                  CANADA, L5R 1B8

                  Attention:   Boyd Taylor, Vice President, Sales and Marketing


                  Fax:              (905) 361-3626


and if to Agent addressed as follows:


                  HANKOOK BEP CO. LTD.
                  Kwanmyung Bldg.
                  Dokok-Dong 422,
                  Kangnum-Gu,
                  Seoul, Korea


                  Attention:   Hyung Jong Kim, President


Any Notice so given or made shall be deemed to have been given or made and received on the date of delivery or on the day of transmission by facsimile transmission or other form of recorded communication, as the case may be. Any party from time to time by Notice may change its address for the purpose of this Agreement.

9.12     CUMULATIVE RIGHTS

The rights of Agent and Principal hereunder are cumulative and no exercise or enforcement by Agent or Principal of any right or remedy hereunder shall preclude the exercise or enforcement by Agent or Principal of any other right or remedy hereunder of which Agent or Principal is otherwise entitled by law to enforce.


9.13     FURTHER ASSURANCES

The parties agree to do or cause to be done all acts or things necessary to implement and carry into effect this Agreement to its full extent.

IN WITNESS OF WHICH the parties have duly executed this Agreement.



                                                HYDROGENICS CORPORATION


                                                By: /s/ PIERRE RIVARD
                                                   -----------------------------
                                                    Name:  Pierre Rivard
                                                    Title: President and CEO

                                                HANKOOK BEP CO. LTD.


                                                By:  /s/ H. J. KIM
                                                   -----------------------------
                                                    Name:  H J Kim
                                                    Title: President